Consent of Independent Registered Public Accounting Firm The Board of Directors and Shareholders Jackson National Life Insurance Company and Contract Owners of Jackson National Separate Account V: We consent to the use of our report on the financial statements of each sub-account within Jackson National Separate Account V dated March 21, 2017, included herein and to the reference to our firm as “Experts” in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement of Jackson National Separate Account V. /s/KPMG LLP Chicago, Illinois September 18, 2017

Consent of Independent Registered Public Accounting Firm The Board of Directors Jackson National Life Insurance Company: We consent to the use of our report on the consolidated financial statements of Jackson National Life Insurance Company and Subsidiaries, dated March 8, 2017, included herein and to the reference to our firm as “Experts” in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement. /s/KPMG LLP Columbus, Ohio September 18, 2017 KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568